Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-48178 and 333-53560) of Avici Systems Inc. of our report dated January 26, 2004, with respect to the consolidated financial statements and schedule for the years ended December 31, 2003 and 2002 of Avici Systems Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

Boston, Massachusetts

March 9, 2004